Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

October 21, 2024

CERo Therapeutics Holdings, Inc.

201 Haskins Way, Suite 230

South San Francisco, CA 94080

Re:	Securities Registered under Registration Statement on Form S-1

 We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), of the offer and sale from time to time by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), of up to (i) 57,670,954 shares (the “Series A Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the conversion of shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), purchased by certain investors pursuant to the Amended and Restated Securities Purchase Agreement, dated as of February 14, 2024, by and among CERo Therapeutics, Inc. (“Legacy CERo”), Phoenix Biotech Acquisition Corp. (“PBAX”) and such investors (the “First Securities Purchase Agreement”); (ii) 9,182,934 shares (the “Series B Conversion Shares”) of Common Stock issuable upon the conversion of shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated as of March 29, 2024, by and among the Company and such investors; (iii) 70,739,367 shares (the “Converted Shares”) of Common Stock issued upon the conversion of shares of the Company’s Series A Preferred Stock and Series B Preferred Stock prior to the date hereof; and (iv) 436,683,678 shares (the “Series C Conversion Shares” and, together with the Series A Conversion Shares and the Series B Conversion Shares, the “Conversion Shares”) of Common Stock issuable upon the conversion of shares of the Company’s Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), purchased by certain investors pursuant to the Securities Purchase Agreement, dated as of September 25, 2024, by and among the Company and such investors (the “Third Securities Purchase Agreement”); (v) 250,000 shares of Common Stock (the “Reallocation Shares”) issued to a stockholder in a reallocation of shares pursuant to the Share Reallocation Agreement, dated as of February 14, 2024, by and among PBAX Biotech Sponsor, LLC, PBAX and the investor party thereto; (vi) 75,000,000 shares of Common Stock issuable to a service provider (the “Service Provider Shares”); (vii) 8,175,166 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase shares of the Company’s Common Stock which were sold to certain investors pursuant to the Third Securities Purchase Agreement (the “Series C Warrants”) and (viii) 55,861,651 shares of Common Stock (the “Preferred Warrant Shares”) issuable upon the exercise of warrants (the “Preferred Warrants”) to purchase shares of the Company’s Series A Preferred Stock sold to certain investors pursuant to the First Securities Purchase Agreement issuable upon conversion of the shares of Series A Preferred Stock.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of our opinions set forth below, we have assumed that no event occurs that causes the total number of the Conversion Shares, Service Provider Shares, Warrant Shares and Preferred Warrant Shares when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, to exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation (the “Certificate of Incorporation”).

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Conversion Shares have been duly authorized and, when delivered upon the conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

2. The Converted Shares and Reallocation Shares have been duly authorized and validly issued and are fully paid and nonassessable.

3. The Service Provider Shares have been duly authorized and, when delivered pursuant to the terms of the agreement with the service provider, will be validly issued, fully paid and nonassessable.

4. The Warrant Shares have been duly authorized and, when delivered upon exercise of the Series C Warrants in accordance with the terms of the Series C Warrants, will be validly issued, fully paid and nonassessable.

5. The Preferred Warrant Shares have been duly authorized and, when delivered upon conversion of the shares of Series A Preferred Stock issued in accordance with the Certificate of Incorporation upon exercise of the Preferred Warrants in accordance with the terms of the Preferred Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP